Exhibit 99.1

Contact: Don Watson     602-631-7224

CSK Auto Corporation Reports Fiscal 2003 Second Quarter Same Store Sales Up 6% and Net Income Increases 165% Compared to Second Quarter of Fiscal 2002

PHOENIX, AZ, September 3, 2003 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the second quarter of fiscal 2003.

The Company reported the following highlights:

•	Same store sales increased by 6% during the second quarter of fiscal 2003 on top of a 7% same store sales increase in the second quarter of fiscal 2002.

•	GAAP net income increased to $10.8 million from $4.1 million in the second quarter of fiscal 2002. On a comparable basis, which excludes certain items described in the table below, net income increased to $13.5 million from $8.8 million in the second quarter of fiscal 2002.

•	GAAP diluted earnings per share increased to $0.24 from $0.10 in the second quarter of fiscal 2002. On a comparable basis, which excludes certain items described in the table below, diluted earnings per share increased to $0.30 from $0.21 in the second quarter of fiscal 2002.

•	Reduction of net debt (total debt less cash) by $37.3 million during the first half of fiscal 2003.

•	Free cash flow (operating cash flow less capital expenditures) was $40.7 million during the first half of fiscal 2003.

•	During June 2003, the Company established a new $325 million credit facility, which replaced the Company’s previous $300 million credit facility. In conjunction with this transaction, the Company redeemed the remaining $9.5 million in aggregate principal amount of CSK Auto, Inc.’s 11% senior subordinated notes.

Thirteen Weeks Ended August 3, 2003

Net sales for the thirteen weeks ended August 3, 2003 (the “second quarter of fiscal 2003”) were $418.5 million, compared to $398.3 million for the thirteen weeks ended August 4, 2002 (the “second quarter of fiscal 2002”). Same store sales increased 6% (7% retail and 4% commercial) on top of a 7% same store sales increase in the second quarter of fiscal 2002.

Gross profit was $193.7 million, or 46.3% of net sales, in the second quarter of fiscal 2003 as compared to $182.1 million, or 45.7% of net sales, in the second quarter of fiscal 2002. We adopted Emerging Issues Task Force No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Considerations Received from a Vendor” (“EITF 02-16”) during the first quarter of fiscal 2003. The implementation of EITF 02-16 required us to reclassify certain vendor allowances as a reduction of cost of sales and inventory rather than recognize them as a reduction to advertising expense in operating and administrative expenses as in prior fiscal years. This reclassification did not have a material impact on our second quarter gross profit comparisons.

Operating profit for the second quarter of fiscal 2003 increased 25% to $35.2 million (8.4% of net sales), compared to $28.2 million (7.1% of net sales), for the second quarter of fiscal 2002. Operating and administrative expenses were 37.9% of net sales in the second quarter of fiscal 2003 compared to 38.3% of net sales in the same quarter of fiscal 2002 primarily due to expense control and leveraging of fixed costs over our increasing sales.

Interest expense for the second quarter of fiscal 2003 decreased to $13.3 million from $16.2 million in the second quarter of fiscal 2002 as a result of our reduced outstanding debt levels and more favorable terms under our new credit facility.

GAAP net income for the second quarter of fiscal 2003 was $10.8 million, or $0.24 per diluted common share, compared to net income of $4.1 million, or $0.10 per diluted common share, for the second quarter of fiscal 2002. On a comparable basis, which excludes certain items described in the table below, net income for the second quarter of fiscal 2003 was $13.5 million, or $0.30 per diluted common share, compared to net income of $8.8 million, or $0.21 per diluted common share, for the second quarter of fiscal 2002.

“We continue to be very pleased with our growth in operating profits and our same store sales increases of 6% on top of a 7% increase in the second quarter of fiscal 2002. Operating profit margins continued to be strengthened as a result of our continued focus on lowering product acquisition costs and taking advantage of available vendor allowances. We remained very focused on the generation of free cash flow and the reduction of debt, generating free cash flow of almost $41 million during the first half of fiscal 2003 and reducing net debt by over $180 million during the last 18 months,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “Our new credit facility will reduce our future interest expense and improve our free cash flow. If current trends continue, fiscal 2003 should be our best financial performance.”

Twenty-six Weeks Ended August 3, 2003

Net sales for the twenty-six weeks ended August 3, 2003 (the “first half of fiscal 2003”) were $796.0 million, compared to $773.9 million for the twenty-six weeks ended August 4, 2002 (the “first half of fiscal 2002”). Same store sales increased 4%.

Gross profit was $368.7 million, or 46.3% of net sales, in the first half of fiscal 2003 as compared to $347.2 million, or 44.9% of net sales, in the first half of fiscal 2002. As previously discussed, we adopted EITF No. 02-16 during the first quarter of fiscal 2003. Had this reclassification been implemented during the first half of fiscal 2002, approximately $7.8 million of vendor allowances would have reduced cost of sales rather than operating and administrative expenses. We have continued to increase gross margin rates year over year by reducing inventory acquisition costs and increasing our ability to take advantage of available vendor allowances.

Operating profit for the first half of fiscal 2003 totaled $61.4 million, or 7.7% of net sales, compared to $51.3 million, or 6.6% of net sales, for the first half of fiscal 2002. Operating and administrative expenses were higher in the first half of fiscal 2003 than in the first half of fiscal 2002, partially as a result of the impact of adopting EITF 02-16 as discussed above.

Interest expense for the first half of fiscal 2003 decreased to $27.2 million from $34.0 million in the first half of fiscal 2002 as a result of our reduced outstanding debt levels and more favorable terms under our new credit facility.

GAAP net income for the first half of fiscal 2003 was $18.3 million, or $0.41 per diluted common share, compared to net income of $7.5 million, or $0.21 per diluted common share, for the first half of fiscal 2002. On a comparable basis, which excludes certain items described in the table below, net income for the first half of fiscal 2003 was $21.0 million, or $0.46 per diluted common share, compared to net income of $12.9 million, or $0.32 per diluted common share, for the first half of fiscal 2002.

Free cash flow for the first half of fiscal 2003 was $40.7 million compared to $2.4 million for the first half of fiscal 2002. The most significant components of the increase were: (1) higher net income primarily as a result of expense control and improved product mix; (2) improved working capital management; and (3) cash proceeds received from the termination of our interest rate swap agreement.

The Company also expects full-year paydown of our long-term debt of between $70 million and $75 million during fiscal 2003 (a debt paydown equivalent to between $1.50 and $1.65 per diluted common share).

New Credit Facility

In June 2003, the Company replaced its $300.0 million credit facility with a new $325.0 million senior credit facility consisting of a $200.0 million term loan and a $125.0 million revolving credit facility. The term loan and revolving credit facility have maturities of June 2009 and June 2008, respectively. The new credit facility carries interest rate spreads that are 0.5% to 0.75% lower than our prior facility.

We used proceeds from the new credit facility to redeem the remaining $9.5 million in aggregate principal amount of CSK Auto, Inc.’s 11% senior subordinated notes, including accrued and unpaid interest.

In connection with these transactions, the Company incurred charges totaling $4.3 million relating to early redemption premium, certain costs associated with the new credit facility and the write-off of unamortized deferred debt issuance costs. These costs are reflected as a loss on debt retirement in the accompanying consolidated statement of operations.

Outlook

As a result of our continued strong same store sales trends and our new credit facility, we expect full year net income between $48 million and $50 million (approximately $1.04 to $1.07 per diluted share). We are also now forecasting free cash flow for fiscal 2003 of between $70 million and $75 million.

Conference Call

In conjunction with this release, we will hold a quarterly conference call for the investing public commencing at 5:00 p.m. (ET) on Wednesday, September 3, 2003. Interested parties may hear a replay of the conference call from 7:00 p.m. (ET) Wednesday, September 3, 2003 through 8:00 p.m. (ET) Friday, September 5, 2003 by dialing (877) 519-4471 and using passcode 4121684. (If retrieving digital replay outside of the U.S. please dial (973) 341-3080, passcode 4121684.) Additionally, a simultaneous webcast of the conference call will be available at www.cskauto.com by pointing one’s browser and clicking on “Company”, “Investor Info” and then “Conference Calls”. This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 3, 2003, we operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 3,	August 4,	August 3,	August 4,
	2003	2002	2003	2002

Net sales	$418,514	$398,306	$795,963	$773,856
Cost of sales	224,812	216,238	427,237	426,658

Gross profit	193,702	182,068	368,726	347,198
Other costs and expenses:
Operating and administrative	158,475	152,565	307,198	294,203
Store closing costs	43	239	136	539
Loss on sale of stores	—	847	—	847
Secondary offering costs	—	265	—	265

Operating profit	35,184	28,152	61,392	51,344
Interest expense, net	13,251	16,240	27,187	33,958
Loss on debt retirement	4,315	6,008	4,315	6,008

Income before income taxes	17,618	5,904	29,890	11,378
Income tax expense	6,804	1,817	11,553	3,911

Net income	$10,814	$4,087	$18,337	$7,467

Basic earnings per share:
Net income	$0.24	$0.10	$0.41	$0.21

Shares used in computing per share amounts	45,216,839	39,826,079	45,182,747	36,099,845

Diluted earnings per share:
Net income	$0.24	$0.10	$0.41	$0.21

Shares used in computing per share amounts	45,499,239	40,138,663	45,274,127	36,178,528

     During the periods presented we incurred certain items, which we have excluded below for comparability. In order to evaluate our operating performance, we have adjusted income before income taxes to remove the effect of these non-comparable items to more accurately compare our operating performance from period to period.

	Comparable Basis

	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 3,	August 4,	August 3,	August 4,
	2003	2002	2003	2002

Income before income taxes	$17,618	$5,904	$29,890	$11,378
Non-comparable items:
Loss on debt retirement (1)	4,315	6,008	4,315	6,008
Interest expense (2)	—	468	—	1,531
Loss on sale of stores (3)	—	847	—	847
Secondary offering costs (4)	—	265	—	265

Comparable income before income taxes	21,933	13,492	34,205	20,029
Income tax expense, adjusted	8,471	4,668	13,220	7,170

Net income – comparable basis	$13,462	$8,824	$20,985	$12,859

Diluted earnings per share – comparable basis:
Net income – comparable basis	$0.30	$0.21	$0.46	$0.32

Shares used in computing per share amounts (5)	45,499,239	41,102,765	45,274,127	39,598,907

Non-comparable items consist of the following: (1) charges relating to the write-off of deferred financing fees and redemption premiums associated with the redemption of our 11% Senior Subordinated Notes; (2) interest related to the $50.0 million convertible subordinated debentures which were converted in May 2002 and additional interest paid due to a required notice period prior to retiring the $71.7 million of senior subordinated notes; (3) a loss related to the sale of certain Texas stores; and (4) costs related to our secondary stock offering.

(5)  Share count used in computing per share amounts for the fiscal periods ending August 4, 2002 assumes that the conversion of our $50.0 million subordinated debentures in May 2002 occurred at the beginning of the fiscal year.

Selected Financial Data:
($ in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 3, 2003	August 4, 2002	August 3, 2003	August 4, 2002

Cash	$36,024	$16,519	$36,024	$16,519
FIFO inventory	$568,600	$549,487	$568,600	$549,487
Accounts payable	$183,117	$173,553	$183,117	$173,553
Interest expense, net	$13,251	$16,240	$27,187	$33,958
Capital expenditures	$4,180	$1,514	$4,802	$3,617
Availability under revolving credit facility	$104,014	$49,124	$104,014	$49,124
Total debt (including current maturities)	$508,165	$544,689	$508,165	$544,689
Net debt (total debt less cash)	$472,141	$528,170	$472,141	$528,170
EBITDA (as adjusted)	$43,883	$38,209	$78,729	$70,414
EDITDAR (as adjusted)	$72,340	$66,496	$135,855	$127,962

     We believe that EBITDA, as adjusted, and EBITDAR, as adjusted, are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use EBITDA, as adjusted, and EBITDAR, as adjusted, in addition to operating income and cash flows from operating activities, to monitor compliance with certain financial covenants and to assess our performance relative to our competitors and relative to our own performance in prior periods. We believe that it is important for investors to have the opportunity to evaluate us using the same measures. EBITDA, as adjusted, and EBITDAR , as adjusted, are calculated as follows ($ in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 3,	August 4,	August 3,	August 4,
	2003	2002	2003	2002

Calculation of EBITDA, as adjusted and EBITDAR, as adjusted:
Income before income taxes	$17,618	$5,904	$29,890	$11,378
Interest expense, net	13,251	16,240	27,187	33,958
Depreciation	7,725	8,005	15,437	16,122
Amortization (net of deferred financing costs)	974	940	1,900	1,836

EBITDA	39,568	31,089	74,414	63,294

Non-comparable items	4,315	7,120	4,315	7,120

EBITDA (as adjusted)	43,883	38,209	78,729	70,414

Rent expense	28,457	28,287	57,126	57,548

EBITDAR (as adjusted)	$72,340	$66,496	$135,855	$127,962

     EBITDA, as adjusted, and EBITDAR, as adjusted, do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA, as adjusted, and EBITDAR, as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, as adjusted, EBITDAR, as adjusted, and the associated year-to-year trends should not be considered in isolation. EBITDA, as adjusted, has been calculated in accordance with the terms of our senior credit facility and may differ in method of calculation from similarly titled measures used by other companies.

     EBITDA can be reconciled to net cash provided by operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:

	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 3,	August 4,	August 3,	August 4,
	2003	2002	2003	2002

EBITDA	$39,568	$31,089	$74,414	$63,294
Cash interest payments	(17,562)	(21,425)	(24,962)	(31,859)
Cash tax payments	(687)	—	(687)	—
Other non-cash expenses	505	316	862	427
Other changes in operating assets and liabilities	7,981	(34,706)	(4,135)	(25,826)

Net cash flow provided by operating activities	$29,805	$(24,726)	$45,492	$6,036